SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 3, 2003

WINTER SPORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

MONTANA
(State or Other Jurisdiction of Incorporation)

0-15030 (Commission File No.)	81-0221770 (I.R.S Employer Identification No.)

3910 Big Mountain Road, Whitefish, Montana (Address of Principal Executive Offices)	59937 (Zip Code)

(406) 862-1900 (Registrant’s Telephone Number, Including Area Code) Not Applicable (Former Name or Former Address, If Changed Since Last Report)

Item 5 Other Events

On December 31, 2002, the Company entered into a transaction by which the Company will acquire 52 acres of land adjacent to the eastern boundary of the Resort. This acquisition represents the first parcel obtained under the option agreement the Company entered into a year ago. This tract of land is currently being analyzed for its potential for additional year round activities at the Resort. The property which is to be acquired is intended to be part of a reverse exchange. Thus, the rights that the Company had to acquire the property were assigned to a Montana limited liability company named REVX-254 LLC, which is acting in the capacity as an exchange accommodator for the reverse exchange. The property is thus presently owned by the exchange accommodator. The Company anticipates that other unrelated land of the Company will be sold within 180 days of the date the 52-acre parcel was acquired by the exchange accommodator, and when the other unrelated land is sold, the 52-acre parcel will be replacement property for that unrelated property pursuant to a like-kind exchange under Section 1031 of the Internal Revenue Code. The purchase of the 52-acre property was financed with a 90-day note from Whitefish Credit Union, a related party. The proceeds of this borrowing were then loaned to the exchange accommodator on a non-recourse basis to acquire the 52-acre parcel. It is anticipated that the note from the Company to the Whitefish Credit Union will be repaid from the Company’s operating line of credit in the near future.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Winter Sports, Inc.

January 3, 2003	By /s/ Michael Collins —————————————— Michael Collins President & Chief Executive Officer (Principal Executive Officer)

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